Exhibit 99.1

  Image Entertainment Appoints Gary Haber to Its Board Of Directors

    CHATSWORTH, Calif.--(BUSINESS WIRE)--March 14, 2005--Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced the appointment of Gary Haber to its Board of Directors and as its Audit Committee Chair effective April 1, 2005.
    Mr. Haber is a certified public accountant and principal of Haber Corporation Certified Public Accountants, whose primary area of practice is financial management within the music and entertainment industry. Clients of Haber Corporation include, among others, Evanescence, Joe Cocker, Lynyrd Skynyrd, Peter Frampton, Randy Travis and Ryan Adams.
    "I'm looking forward to working with the senior management and existing Board members of Image Entertainment. Image's credibility and position as a top independent in the industry led me to take on this opportunity. I'm honored to be part of this company and look forward to helping Image command an even greater market share in the industry," said Mr. Haber.
    Martin W. Greenwald, President and Chief Executive Officer of Image Entertainment, commented, "We are extremely pleased to have Gary join our Board and take on the role of Audit Committee Chair. Gary's financial expertise and entertainment background made him a great Board candidate. We look forward to Gary's guidance and leadership as we continue to grow our business."

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with more than 2,500 exclusive DVD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., exclusive video on demand, streaming video and download rights. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: Image Entertainment, Inc.
             Jeff Framer, 818-407-9100 ext. 299
             jframer@image-entertainment.com
             or
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com or
             THE HONIG COMPANY, INC.
             Steve Honig, 310-246-1801
             press@honigcompany.com